Filed pursuant to Rule 433

Registration Statement No. 333-233215

March 3, 2020

The Sherwin-Williams Company

Pricing Term Sheet

$500,000,000 2.300% Senior Notes due 2030 (the “2030 Notes”)

$500,000,000 3.300% Senior Notes due 2050 (the “2050 Notes”)

Issuer:	The Sherwin-Williams Company

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB / BBB

Pricing Date:	March 3, 2020

Settlement Date**:	March 17, 2020 (T+10)

Maturity Date:	2030 Notes: May 15, 2030 2050 Notes: May 15, 2050

Principal Amount:	2030 Notes: $500,000,000 2050 Notes: $500,000,000

Benchmark Treasury:	2030 Notes: UST 1.500% due February 15, 2030 2050 Notes: UST 2.375% due November 15, 2049

Benchmark Treasury Price / Yield:	2030 Notes: 104-22+ / 1.002% 2050 Notes: 118-01 / 1.609%

Spread to Benchmark Treasury:	2030 Notes: +130 bps 2050 Notes: +170 bps

Yield to Maturity:	2030 Notes: 2.302% 2050 Notes: 3.309%

Coupon:	2030 Notes: 2.300% 2050 Notes: 3.300%

Public Offering Price:	2030 Notes: 99.979% of the principal amount 2050 Notes: 99.823% of the principal amount

Optional Redemption:

2030 Notes: At any time before February 15, 2030 at a discount rate of Treasury plus 20 basis points

2050 Notes: At any time before November 15, 2049 at a discount rate of Treasury plus 30 basis points

Notwithstanding the foregoing, if (i) the 2030 Notes are redeemed on or after February 15, 2030, the 2030 Notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption and (ii) the 2050 Notes are redeemed on or after November 15, 2049, the 2050 Notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption

Interest Payment Dates:	2030 Notes: May 15 and November 15, commencing November 15, 2020 2050 Notes: May 15 and November 15, commencing November 15, 2020

CUSIP:	2030 Notes: 824348 BL9 2050 Notes: 824348 BM7

ISIN:	2030 Notes: US824348BL99 2050 Notes: US824348BM72

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:

U.S. Bancorp Investments, Inc.

KeyBanc Capital Markets Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Goldman Sachs & Co. LLC

ANZ Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect that delivery of the notes will be made to investors on or about March 17, 2020, which will be the tenth business day following the date of the final prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder on a day prior to the second business day before the date of initial delivery of the notes will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the prospectus can be obtained by contacting BofA Securities, Inc. at (800) 294-1322 (toll-free), Citigroup Global Markets Inc. at (800) 831-9146 (toll-free), J.P. Morgan Securities LLC at (212) 834-4533 or Wells Fargo Securities, LLC at (800) 645-3751 (toll-free).

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